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                                                                    Exhibit (11)


EXHIBIT

COMPUTATION OF NET INCOME (LOSS) PER SHARE OF BENEFICIAL INTEREST

CLEVETRUST REALTY INVESTORS

PRIMARY NET INCOME (LOSS) PER SHARE (1)
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                                                                                         Year Ended September 30,
                                                                             ----------------------------------------------
                                                                                  1996            1995              1994
                                                                             ------------     ------------     ------------
                                                                              (in thousands, except shares and per share data)

Operating income (loss)                                                           $(2,060)         $   596           $(115)
Net gains on sales of real estate                                                      40            2,499             445
Gains on sales of securities                                                          632                0               0
                                                                             ------------     ------------     -----------
                                  INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS         (1,388)           3,095             330
Extraordinary items                                                                     0              790             253
                                                                             ------------     ------------     -----------
                                                         NET INCOME (LOSS)        $(1,388)          $3,885            $583
                                                                             ============     ============     ===========

Weighted average number of Shares of Beneficial
    Interest outstanding                                                        5,186,099        5,459,377       4,958,996
                                                                             ============     ============     ===========

Primary net income (loss) per Share:
    Operating income (loss)                                                        $(0.40)           $0.11          $(0.02)
    Net gains on sales of real estate                                                0.01             0.46            0.09
    Gains on sales of securities                                                     0.12             0.00            0.00
                                                                             ------------     ------------     -----------
                                  INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS          (0.27)            0.57            0.07
    Extraordinary items                                                              0.00             0.14            0.05
                                                                             ------------     ------------     -----------
                                               NET INCOME (LOSS) PER SHARE         $(0.27)           $0.71           $0.12
                                                                             ============     ============     ===========

(1) Per share data is computed using the weighted average number of shares of Beneficial Interest outstanding. For 1995, and 1994 the exercise of the outstanding stock options would have a dilutive effect of less than 3%.

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